UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2007

Commission File Number: 0-31297

HEMIS CORPORATION
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

Neuhofstrasse 8
8600 Dübendorf, Switzerland
(Address of principal executive offices)

(702) 387 2382
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On January 15, 2007 Hemis Corporation (the “Company”) issued 1,206,553 common shares of the Company, as fully paid and non-assessable, to various investors pursuant to subscription agreements with the Company for total proceeds of $1,400,490. The issuances were exempt from registration pursuant to Regulation S and section 4(2) Securities Act.

On January 15, 2007 two Directors of the Company, Norman Meier and Bruno Weiss, exercised options to purchase five million common shares of the Company each, at an exercise price of $0.001 per share. The options were issued pursuant to an Option Agreement dated May 1, 2005.

These share issuances were exempt from registration pursuant to Regulation S. The total amount raised by this issuance was $10,000.

Item 8.01 Other Events

On January 12, 2007 the Company spun off two of its subsidiaries, Allegra Corporation and Sirius Corporation as independent companies. Both the spin offs were effected by way of a dividend declaration by the Company.

To effect the spin offs, the Company declared two dividends, each in the amount of $0.0001 per share on the issued and outstanding common stock of the Company as of the Record Date, January 12, 2007. In satisfaction of the first dividend declaration, the Company issued one common share of Allegra Corporation for every $0.01 of dividend declared, which was effectively one common share of Allegra Corporation for every 100 shares of the Company owned. . In satisfaction of the second dividend declaration, the Company issued one common share of Sirius Corporation for every $0.01 of dividend declared, which was effectively one common share of Sirius Corporation for every 100 shares of the Company owned.

On January 17, 2007 the Company effected a 2:1 forward split by declaring a stock dividend in the amount of one common share of the Company to be issued for every one common share of the Company issued as of the Record Date of January 17, 2007. The aggregate number of common shares issued as a stock dividend to effect the split was 31,675,926.

Item 9.01 Financial Statements and Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2007		HEMIS CORPORATION
(Registrant)
	By:	/s/ Norman Meier
President and Chief Executive Officer